Exhibit 99.1

              FACTORY 2-U STORES, INC. ANNOUNCES OPERATING RESULTS
                        FOR ITS FISCAL 2003 FIRST QUARTER


     SAN DIEGO, CA, May 14, 2003 - FACTORY 2-U STORES, INC. (Nasdaq: FTUS) today announced financial results for the first quarter ended May 3, 2003.

     Sales for the  thirteen  weeks  ended May 3, 2003  totaled  $104.3  million compared to $117.0 million for the thirteen-week period ended May 4, 2002, a decrease of 10.8%. Comparable store sales for the thirteen-week period ended May 3, 2003 decreased 7.4% versus a decrease of 11.8% for the same period last year. The Company reported a net loss of $2.7 million, or $0.19 per share for the first quarter, compared to a net loss of $3.1 million, or $0.24 per share for the same period last year. The current quarter's operating results included pre-tax reductions of approximately $1.2 million to valuation reserves established at the end of Fiscal 2002 for slow and aged inventory and certain stock subscription notes receivable secured by our common stock. These adjustments reflect a better than expected realization of liquidating slow and aged inventory during the first quarter and an increase in the market value of our common stock which served as security for certain stock subscription notes receivable which became due on April 29, 2003. Excluding these items, our net loss for the quarter ended May 3, 2003 would have been $3.5 million, or $0.24 per share. For the thirteen weeks ended May 3, 2003, the Company opened 1 new store and closed 3 stores, 1 of which was closed on a temporary basis for landlord repairs.

     Bill Fields, Chairman and Chief Executive Officer commented, "Operating results were lower than originally anticipated for the quarter due to our low inventory levels for most of the 13 week period and a very soft retail environment for retailers in general, particularly in apparel. Despite lower sales and a lower initial mark-up on goods, our gross profit margin improved to 36.1% as a result of lower markdown volume this year. Our spending for selling, general and administrative expenses declined approximately $4.0 million due to fewer stores in operation, lower average store sales and corporate overhead expense reductions initiated in the fourth quarter of last year."

     Mr. Fields concluded, "We ended the quarter in a much stronger inventory position than we began, added approximately $22.0 million in cash during the quarter to improve our liquidity and have improved in-store execution. Though we have taken positive steps towards improving our business and operating results, we face an uncertain retail environment. In the second quarter, we intend to increase our advertising efforts to be comparable with those levels of a year ago, to maintain a strong competitive position and look for a continued improvement in operating results. We expect comparable store sales performance to range from a negative 2% to a positive 2% and a net loss per share ranging from $0.19 to $0.25 for the second quarter ending August 2, 2003."

     The Company will host a real-time web-cast presentation and live conference call to discuss first quarter operating results for fiscal 2003 and operating results expectations for the second quarter today at 5:00 P.M. Eastern Standard Time. To participate in the call, dial 1-800-843-7949 five minutes before the call or access the Internet at www.factory2-u.com. All shareholders and other interested parties are encouraged to participate. A replay of the call will remain available for 48 hours by telephone or on the Internet for two weeks. You may also obtain a transcript of the call by contacting Kehoe, White & Co., Inc. at 1-562-437-0655.

     We will provide a mid-month sales update for May on May 19, 2003 at 5:00 P.M. Eastern Standard Time. Those interested can access this update message at 1-888-201-9603. This message will remain available until June 23, 2003. We will release our May sales results on June 4, 2003 after the market closes, or approximately 4:00 P.M. Eastern Standard Time.

     FACTORY 2-U STORES, INC. operates 242 "Factory 2-U" off-price retail stores which sell branded casual apparel for the family, as well as selected domestics and household merchandise at prices which generally are significantly lower than the prices offered by its discount competitors. The Company operates 31 stores in Arizona, 2 stores in Arkansas, 64 stores in southern California, 63 stores in northern California, 1 store in Idaho, 8 stores in Nevada, 9 stores in New Mexico, 1 store in Oklahoma, 15 stores in Oregon, 34 stores in Texas, and 14 stores in Washington.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve risks and uncertainties, and actual results could differ materially from the Company's present expectations. Among the important factors that could cause actual results to differ materially from those indicated in the forward-looking statements are: customer demand and trends in the off-price apparel industry, the effect of economic conditions, the impact of competitive openings and pricing, supply constraints or difficulties, and other risks detailed in the Company's Securities and Exchange Commission filings.

                                 (tables follow)


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

                            FACTORY 2-U STORES, INC.
                            Statements of Operations
                      (in thousands, except per share data)

                                                       (Unaudited)
                                                     13 Weeks Ended
                                                     --------------
                                                 May 3,              May 4,
                                                  2003                2002
                                                 ------              ------
Net sales                                      $ 104,347           $ 116,951
Cost of sales                                     66,712              75,793
                                               ----------          ----------
     Gross profit                                 37,635              41,158

Selling and administrative expenses               41,255              45,698
Pre-opening and closing expenses                     138                 437
                                               ----------          ----------
     Operating loss                               (3,758)             (4,977)

Interest expense, net                                634                 258
                                               ----------          ----------
     Loss before income taxes                     (4,392)             (5,235)

Income tax benefit                                (1,671)             (2,094)
                                               ----------          ----------
     Net loss                                   $ (2,721)           $ (3,141)
                                               ==========          ==========


Loss per share:

     Basic                                     $   (0.19)           $  (0.24)
     Diluted                                   $   (0.19)           $  (0.24)


Weighted average common shares outstanding:

     Basic                                        14,620              12,903
     Diluted                                      14,620              12,903



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

                            FACTORY 2-U STORES, INC.
                                 BALANCE SHEETS
                                 (in thousands)

                                     (Unaudited)    (Unaudited)
                                        May 3,         May 4,      February 1,
                                         2003           2002           2003
                                     -----------    -----------    -----------
ASSETS

Current assets:

  Cash and cash equivalents           $  5,414       $   8,360     $   3,465
  Merchandise inventory                 66,012          64,369        32,171
  Accounts receivable, net                 623           1,014           884
  Income taxes receivable                  -               -           8,200
  Prepaid expenses                       6,258           6,832         5,436
  Deferred income taxes                  9,753           3,553         9,732
                                     -----------    ------------   -----------
     Total current assets               88,060          84,128        59,888

Leasehold improvements and
  equipment, net                        26,594          34,771        28,602
Deferred income taxes                   10,750           7,182        10,750
Other assets                               936           1,006           963
Excess of cost over net assets
  acquired, net                         26,301          26,301        26,301
                                     -----------    ------------   -----------
     Total assets                    $ 152,641       $ 153,388     $ 126,504
                                     ===========    ============   ===========


LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Current maturities of
    long-term debt                   $  3,021        $   2,004     $   3,000
  Junior secured term loan              7,500              -             -
  Accounts payable                     43,844           37,230        27,961
  Taxes payable                           992              690         5,840
  Accrued expenses and other
    liabilities                        27,693           29,729        27,831
                                    ------------    ------------   -----------
     Total current liabilities         83,050           69,653        64,632

Revolving credit facility              11,535             -            6,300
Long-term debt                          6,754            8,638         6,445
Accrued restructuring charges           1,747            3,578         1,747
Deferred rent                           2,822            3,263         3,061
                                    ------------    ------------   -----------
     Total liabilities                105,908           85,132        82,185

Stockholders' equity                   46,733           68,256        44,319
                                    ------------    ------------   -----------
     Total liabilities and
       stockholders' equity         $ 152,641        $ 153,388     $ 126,504
                                    ============    ============   ===========

                                     ******

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